Exhibit 99.4

FIRST INDIANA CORPORATION
RISK COMMITTEE CHARTER

STATEMENT OF POLICY

        The Risk Committee shall perform the functions and duties delegated to it by the board of directors in fulfilling the board of directors responsibilities for the processes for managing the Corporation’s credit, market, interest rate, liquidity, regulatory, legal and operational risks; and the process for determining the adequacy of the Corporation’s liquidity and capital.

ORGANIZATION

        The members of the Risk Committee shall be appointed and may be removed by the board of directors. The Risk Committee shall meet on the call of its chairman. The Risk Committee shall meet quarterly.

POWERS, DUTIES AND RESPONSIBILITIES

        In discharging its responsibilities to oversee the Corporation’s risk management, liquidity and capital allocation, the Risk Committee shall:

•	Review and approve risk assessment and risk management policies and procedures, including limits and limit allocations, for credit risk, market risk, interest rate risk, liquidity risk and operating risk.
•	Review and evaluate adequacy of Corporation’s insurance programs.
•	Review and approve risk management reports required by various laws and regulations.
•	Review and approve the Corporation’s liquidity and capital allocation policy and receive reports from management on the application of the policy and adequacy of liquidity and capital levels.
•	Review litigation and legal matters.
•	Annually, review and update this charter for consideration by the board of directors.
•	Annually, evaluate performance and function of the Risk Committee.
•	Report the matters considered and actions taken by the Risk Committee to the board of directors.
•	Report matters promptly to the Audit Committee that could have a material impact on the financial statements of the Corporation.